SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        SURGICAL LASER TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                        SURGICAL LASER TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- --------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
- --------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
- --------------------------------------------------------------------------------
(4) Date Filed:
- --------------------------------------------------------------------------------
Notes:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 10, 1996

TO THE STOCKHOLDERS:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Surgical Laser Technologies, Inc., a Delaware corporation (the 'Company'), will be held on Thursday, October 10, 1996 at 10:00 a.m., local time, at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

          1. To elect six directors to serve until the 1997 Annual Meeting and until their respective successors are elected;

          2. To approve an amendment to the Company's Equity Incentive Plan to increase the number of shares reserved for issuance thereunder from 1,800,000 to 2,100,000;

          3. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 29, 1996; and

          4. To transact such other business as may properly come before the meeting and any adjournment thereof.

       Only stockholders of record at the close of business on September 6, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

       A copy of the Company's Annual Report for its fiscal year ended December 31, 1995 is being mailed to stockholders with this Notice.

       All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he has returned a proxy.

                                          By Order of the Board of Directors,

                                          Davis Woodward
                                          Secretary

Montgomeryville, Pennsylvania
September 10, 1996

                       SURGICAL LASER TECHNOLOGIES, INC.
            PROXY STATEMENT FOR 1996 ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Surgical Laser Technologies, Inc. (the 'Company') for use at the Annual Meeting of Stockholders to be held Thursday, October 10, 1996 at 10:00 a.m., local time, and at any adjournment thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103. The Company's executive offices are located at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. The Company's telephone number at that location is (215) 619-3600.

     These proxy solicitation materials were first mailed on or about September 10, 1996 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on September 6, 1996 are entitled to receive notice of and to vote at the Annual Meeting. At the record date, 9,881,509 shares of the Company's Common Stock, par value $.01 per share (the 'Common Stock') were issued and outstanding.

     As of September 6, 1996, the following persons were known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:


                                                        NUMBER OF    PERCENT OF
                         NAME AND ADDRESS                SHARES         CLASS
- ------------------------------------------------------ -----------   -----------
State of Wisconsin Investment Board...................   892,589(1)     9.03%
121 East Wilson Street
Madison, WI 53703

Kontron Instruments Holding N.V.......................   695,652        7.04%
Julianaplein 22
Curacao, Netherlands Antilles

- ------------------
(1) Information furnished by stockholder as of February 7, 1996.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any such notice of revocation should be sent to: Surgical Laser Technologies, Inc., 147 Keystone Drive, Montgomeryille, Pennsylvania 18936, attention: Davis Woodward, Secretary.

VOTING AND SOLICITATION

     On all matters presented to the Company's stockholders for a vote, the holders of Common Stock vote as a single class, and the holder of each share of Common Stock is entitled to one vote per share. The holders of Common Stock do not have cumulative voting rights in the election of directors.

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of each director. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Company's Equity Incentive Plan and for the ratification of the appointment of the independent auditors (the 'Proposals').

     Abstention from voting will have the practical effect of voting against the Proposals since an abstention represents one less vote for the Proposals. Broker non-votes will have no effect on the Proposals since they will not represent shares entitled to vote thereon at the Annual Meeting. Abstentions and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1997 Annual Meeting of Stockholders must be received by the Company no later than May 13, 1997 in order that they may be included, subject to compliance with applicable federal securities laws and regulations, in the proxy statement and form of proxy relating to that meeting. Notwithstanding the foregoing, if the Company's 1997 Annual Meeting of Stockholders is held more than 30 calendar days before October 10, 1997, as is currently anticipated, the Company shall notify the stockholders of such earlier date by which any such stockholder proposals must be received by the Company.

                             ELECTION OF DIRECTORS

NOMINEES

     Six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director.

     The names of the nominees, and certain information about them, are set forth below.


                                                                                                              DIRECTOR
                NAME OF NOMINEE                      AGE                    PRINCIPAL OCCUPATION                SINCE
- ------------------------------------------------     ---   ------------------------------------------------  -----------
Richard J. DePiano..............................      55   Chairman of the Board of Directors of the             1986
                                                             Company; Managing Director, The Sandhurst
                                                             Venture Fund
W. Keith Stoneback..............................      43   President and Chief Executive                         1996
                                                             Officer of the Company
Sheldon M. Bonovitz.............................      59   Vice Chairman and Partner, Duane, Morris &            1985
                                                             Heckscher, Counsel to the Company
Jay L. Federman.................................      58   Attending Surgeon and Co-Director of                  1987
                                                             Research, Wills Eye Hospital
Terry A. Fuller, Ph.D...........................      48   Executive Vice President and Chief Operating          1994
                                                             Officer of the Company
Vincenzo Morelli................................      42   Chief Executive Officer, Kontron Instruments          1995
                                                             Holding N.V.

     Nominees elected as directors will serve for a term of one year or until the due election of their respective successors.

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above for the past five years. Except as noted below, there are no family relationships among directors or officers of the Company.

     Richard J. DePiano has served as the Chairman of the Board of Directors of the Company since July 1995. Mr. DePiano has been the Chief Executive Officer of The Sandhurst Company, L.P. and the Managing Director of The Sandhurst Venture Fund since 1986.

     W. Keith Stoneback has served as President and Chief Executive Officer of the Company since August 1996. From 1988 until 1994, he served in several senior management positions for AMSCO International, Inc., a leading manufacturer and marketer of sterilizers, surgical tables, lights and decontamination equipment for the hospital and life science markets, most recently as Corporate Vice President, with responsibility for worldwide manufacturing, marketing and research and development for the capital equipment and supplies business. From November 1994 until joining the Company, Mr. Stoneback pursued personal investment and business related interests.

     Sheldon M. Bonovitz has been a partner in the law firm of Duane, Morris & Heckscher, Philadelphia, Pennsylvania, since 1969, where he also serves as Vice Chairman and a member of the management committee. Mr. Bonovitz also serves as a director of Comcast Corporation and Mediq Incorporated. Mr. Bonovitz has also taught at the University of Pennsylvania Law School.

     Jay L. Federman, M.D. has been an attending surgeon and Co-Director of Research of Wills Eye Hospital, Philadelphia, Pennsylvania, since 1980. Dr. Federman was a founder of SITE Microsurgical Systems, Inc.

     Terry A. Fuller, Ph.D. has served as Executive Vice President and Chief Operating Officer of the Company since June 1993. From August 1990 until June 1993, Dr. Fuller served as the Company's Executive Vice President of Technology and Manufacturing, assuming responsibility for the

Company's education programs in November 1992. From July 1990 until August 1990, he served as Vice President of Technology and New Business Development of the Company.

     Vincenzo Morelli has served as Chief Executive Officer and a director of Kontron Instruments Holding N.V. since 1993. From 1990 through 1992, Mr. Morelli served as Executive Vice President of New Holland (ex-Geotech), a joint venture of Fiat and Ford Motor Company. From 1985 until 1990, Mr. Morelli served as President and Chief Operating Officer of General Electric Company's European Medical Systems Division.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE 'FOR' THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock of the Company as of September 6, 1996 by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the table and notes thereto.

                                                                    SHARES BENEFICIALLY
                                                                           OWNED
                                                                  ------------------------
                                  NAME                              NUMBER       PERCENT
- ----------------------------------------------------------------  -----------  -----------
James R. Appleby, Jr............................................    376,050(1)     3.69%
Jay L. Federman.................................................    320,203(2)     3.21%
Richard J. DePiano..............................................    217,250(3)     2.19%
Sheldon M. Bonovitz.............................................    157,131(4)     1.58%
Terry A. Fuller.................................................    152,866(5)     1.53%
Ewald Lehrmann..................................................     66,115(6)        *
Michael R. Stewart..............................................     62,196(7)        *
Davis Woodward..................................................     59,580(8)        *
Vincenzo Morelli................................................     30,000(9)        *
W. Keith Stoneback..............................................          0           *
All directors and executive officers as a group (8 persons).....    999,226(10)    9.67%

- ------------------
*  Less than one percent.

 (1) Includes 302,700 shares which Mr. Appleby has the right to acquire under outstanding stock options exercisable within 60 days after September 6, 1996 and 10,000 shares owned jointly with his wife.
 (2) Includes 86,000 shares which Dr. Federman has the right to acquire under outstanding stock options exercisable within 60 days after September 6, 1996 and 12,499 shares owned by Dr. Federman's child. Dr. Federman disclaims beneficial ownership of such 12,499 shares.
 (3) Includes 52,250 shares which Mr. DePiano has the right to acquire under outstanding stock options exercisable within 60 days after September 6, 1996. Also includes 90,000 shares owned by Mr. DePiano's wife. Mr. DePiano disclaims beneficial ownership of such 90,000 shares.
 (4) Includes 62,250 shares which Mr. Bonovitz has the right to acquire under outstanding stock options exercisable within 60 days after September 6, 1996, 19,027 shares owned by Mr. Bonovitz' wife and 29,238 shares owned by trusts of which Mr. Bonovitz is trustee for the benefit of Mr. Bonovitz' children. Mr. Bonovitz disclaims beneficial ownership of the 48,265 shares owned by his wife and such trusts. Also includes 29,119 shares owned by the Marital Trust Under the Will of Robert H. Fleisher, Deceased. Mr. Bonovitz is one of the four trustees of such trust and disclaims beneficial ownership of such 29,119 shares.
 (5) Includes 135,366 shares which Dr. Fuller has the right to purchase under outstanding stock options exercisable within 60 days after September 6, 1996.
 (6) Includes 61,466 shares which Mr. Lehrmann has the right to purchase under outstanding stock options exercisable within 60 days after September 6, 1996.
 (7) Includes 55,766 shares which Mr. Stewart has the right to purchase under outstanding stock options exercisable within 60 days after September 6, 1996.
 (8) Includes 46,666 shares which Mr. Woodward has the right to purchase under outstanding stock options exercisable within 60 days after September 6, 1996.
 (9) Includes 15,000 shares held of record by Olive Branch Corp., a Liberian corporation controlled by members of Mr. Morelli's family. Mr. Morelli disclaims beneficial ownership of such shares. Also includes 10,000 shares which Mr. Morelli has the right to purchase under outstanding stock options exercisable within 60 days after September 6, 1996.
(10) Includes 448,299 shares which such persons have the right to acquire under stock options exercisable within 60 days after September 6, 1996. Excludes shares beneficially owned by Messrs. Appleby and Lehrmann, who were not executive officers or directors of the Company as of September 6, 1996. See 'Employment and Other Agreements.'

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 1995. No director attended fewer than 75% of the total of all such meetings of the Board of Directors and meetings of the committees upon which such director served other than Mr. Morelli, who attended three of the five meetings of the Board of Directors held during 1995 while he served as a director.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee also serves as the Nominating Committee.

     The Executive Committee currently consists of directors Stoneback, Bonovitz and DePiano. The Executive Committee exercises the full authority of the Board of Directors between meetings of the Board of Directors. The Executive Committee held two meetings in the fiscal year ended December 31, 1995.

     The Executive Committee, in its capacity as Nominating Committee, will consider stockholder nominations of candidates for director provided that the nominating stockholder furnishes the Secretary of the Company, not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders, written information about such candidate equivalent to the information concerning the candidates nominated by the Company's Board of Directors contained in the Company's proxy statement for the immediately preceding annual meeting of stockholders.

     The Audit Committee currently consists of directors DePiano and Bonovitz. The Audit Committee reviews and evaluates the Company's accounting principles and its systems of internal accounting controls, addresses specific financial issues and takes action relating to the financial reporting of the Company. The Audit Committee held one meeting in the fiscal year ended December 31, 1995.

     The Compensation Committee currently consists of directors Bonovitz, DePiano and Federman. The Compensation Committee administers the Company's 1986 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan and Equity Incentive Plan. The Compensation Committee also reviews other compensation plans and establishes methods of compensation. The Compensation Committee held three meetings in the fiscal year ended December 31, 1995.

DIRECTOR COMPENSATION

     Each director of the Company who is not an officer or employee of the Company (an 'Outside Director') receives an annual retainer of $15,000 and a fee of $500 for each committee meeting attended other than meetings held in conjunction with meetings of the Board of Directors.

     The Company also maintains a Stock Option Plan for Outside Directors (the 'Outside Director Plan'), pursuant to which: (a) on May 11, 1990, each Outside Director on such date received options to purchase 9,000 shares of Common Stock;
(b) on May 11, 1990, each Outside Director who was a member of the Executive Committee on such date received options to purchase an additional 3,750 shares of Common Stock; (c) each Outside Director who had completed three years of service as an Outside Director on or before April 30, 1992 received options to purchase 4,500 shares of Common Stock on such date; (d) each Outside Director who had completed at least three years of service as an Outside Director on May 26, 1994 (the '1994 Grant Date') was granted options to purchase 45,000 shares, provided that if the Outside Director served as Chairman on the 1994 Grant Date, the option granted was for 60,000 shares; (e) each Outside Director who had not completed three years of service as an Outside Director on the 1994 Grant Date will, on the last trading day coinciding with or immediately following the completion of such three years of service, be granted options to purchase 30,000 shares, provided that if the Outside Director serves as Chairman throughout such three-year period, such option will be for 45,000 shares; (f) for each three years of service after the 1994 Grant Date since the most recent grant of options to an Outside Director, the Outside Director will be granted options to purchase 30,000 shares, provided that if the Outside Director served as Chairman throughout such three-year period, the option will be for 45,000 shares and
(g) each person who became an Outside Director after the 1994 Grant Date or hereafter becomes an Outside Director in the future received or will receive options to purchase 30,000 shares of Common Stock on the fifteenth day after election as an Outside Director, provided that if the Outside Director is elected to serve as Chairman, the option granted will be for 45,000 shares.

     All such options are exercisable at 100% of the fair market value of the Common Stock on the date of grant and remain exercisable to the extent vested until the earliest to occur of the expiration of ten years from the date of grant, three years from cessation of service as a director due to disability, one year from cessation of service as a director due to death or three months from cessation of service as a director for any other reason. Options granted on May 11, 1990 were fully exercisable when granted. Options granted on the 1994 Grant Date were exercisable 15,000 shares on the date of grant, with the balance exercisable in three equal consecutive annual installments commencing one year from the 1994 Grant Date. All other options granted under the Outside Director Plan are or will be exercisable in three equal consecutive annual installments commencing one year from the date of grant. Notwithstanding the foregoing, all options granted under the Outside Director Plan become fully exercisable upon consummation of any business combination transaction involving the sale of all or substantially all of the assets of the Company to, or the acquisition of shares of the Company's Common Stock representing more than 50% of the votes which all stockholders of the Company are entitled to cast by, any person not affiliated with the Company, directly or indirectly, through one or more affiliates, or any other transaction or series of transactions having a similar effect.

     An aggregate 385,000 shares of Common Stock are currently reserved for issuance under the Outside Director Plan, of which 9,000 shares have been issued and 228,000 shares are subject to outstanding options.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information with respect to compensation paid by the Company during each of the three fiscal years ended December 31, 1995, January 1, 1995 and January 2, 1994 to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                                     AWARDS
                                                     ANNUAL COMPENSATION   --------------------------      ALL OTHER
NAME AND                                             --------------------    RESTRICTED                  COMPENSATION
PRINCIPAL POSITION                          YEAR     SALARY($)  BONUS($)   STOCK AWARDS($)  OPTIONS(#)      ($)(1)
- ----------------------------------------    ----     ---------  ---------  ---------------  ---------  -----------------
James R. Appleby, Jr. (2)                   1995     $281,960   $     0       $   0          50,000(3)    $ 2,190
  President, Chief Executive                1994      265,346    58,520           0          30,000(4)      2,190
    Officer and Director                    1993      257,067    51,500(5)      9,088(5)    150,000(6)      2,190
Terry A. Fuller                             1995      186,507         0           0          40,000(3)     25,341(7)
  Executive Vice President                  1994      175,492    38,709           0          20,000(4)     46,102(7)(8)
    and Chief Operating Officer             1993      169,671    27,200(5)      2,400(5)    100,000(6)     32,071(8)
Ewald Lehrmann (2)                          1995      147,039         0           0               0         1,038
  Vice President and                        1994      138,329    30,512           0          15,000(4)      1,038
    Managing Director of                    1993      133,769    10,720(5)        946(5)     25,000(6)      1,014
    International Operations
Michael R. Stewart                          1995      118,023         0           0          30,000(3)        643
  Vice President and Chief                  1994      110,528    24,380           0          15,000(4)        643
    Chief Financial Officer                 1993      106,533    17,131(5)      1,511(5)     25,000(6)        628
Davis Woodward                              1995      109,296         0           0          30,000(3)      1,285
  Vice President, Legal and                 1994       99,102    21,859           0          15,000(4)      1,285
    Tax Affairs                             1993       95,835    15,360(5)      2,711(5)     25,000(6)      1,255

- ------------------
(1) Except as noted in footnotes 6-7, represents payments of premiums for certain supplementary life insurance coverage.

(2) Mr. Appleby served as President, Chief Executive Officer and a director until August 1996. Mr. Lehrmann served as Vice President and Managing Director of International Operations until May 1996.

(3) These options were granted in 1996 for services rendered in 1995.

(4) These options were granted in 1995 for services rendered in 1994.

(5) In January 1994, the Compensation Committee awarded performance bonuses for services rendered in 1993 and determined to pay such bonuses in the form of restricted stock at a per share price equal to 85% of the fair market value of the Common Stock on the date of grant, except that the Compensation Committee determined to pay the named executive officers other than Messrs. Appleby and Woodward 50% of their respective bonus in cash and the balance in shares of restricted stock. A portion of such shares awarded in 1994 was subject to forfeiture if the officer's employment was terminated other than without cause within six months after the grant date (except in certain circumstances involving a change of control in the Company), with the number of shares subject to forfeiture equal to (a) the product of (i) the number of restricted shares awarded multiplied by (ii) the fair market value on the date of forfeiture minus (b) the amount of the bonus listed under 'Bonus' in the above table divided by (c) the fair market value on the date of forfeiture. The difference between the aggregate market value of the restricted shares on the grant date and the amount of the bonus approved by the Compensation Committee is set forth in the above table under the caption 'Long-Term Compensation Awards -- Restricted Stock Awards.'
(6) These options were granted in 1994 for services rendered in 1993.

(7) Includes $24,000 and $14,000 in royalties paid by the Company to Fuller Research Corporation in 1995 and 1994 respectively, pursuant to a License Agreement between those parties. Terry A. Fuller is the President and principal stockholder of Fuller Research Corporation.
(8) Includes $30,761 in lease payments by the Company to Fuller Research Laboratories, a sole proprietorship owned by Dr. Fuller, pursuant to a Lease Agreement between those parties relating to certain equipment.

     The following table sets forth information with respect to options granted during the fiscal year ended December 31, 1995 to the persons named in the Summary Compensation Table above.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                           % OF TOTAL                                     STOCK PRICE APPRECIATION FOR
                                         OPTIONS GRANTED                                          OPTION TERM
                            OPTIONS      TO EMPLOYEES IN    EXERCISE       EXPIRATION     ----------------------------
          NAME            GRANTED(#)(1)    FISCAL YEAR        PRICE           DATE             5%             10%
- ------------------------  ------------  -----------------  -----------  ----------------  -------------  -------------
James R. Appleby, Jr.        30,000            18.1%         $2.625     January 13, 2005      $49,525       $125,507
Terry A. Fuller              20,000            12.1           2.625     January 13, 2005       33,017         83,671
Ewald Lehrmann               15,000             9.0           2.625     January 13, 2005       24,763         62,754
Michael R. Stewart           15,000             9.0           2.625     January 13, 2005       24,763         62,754
Davis Woodward               15,000             9.0           2.625     January 13, 2005       24,763         62,754

- ------------------
(1) All of these options are exercisable in five equal consecutive annual installments commencing one year from the date of grant (January 13, 1995), subject to acceleration of exercisability under certain circumstances following a change in control of Company.

     The following table sets forth information with respect to options held at December 31, 1995 by the persons named in the Summary Compensation Table above. No options were exercised by such persons during the fiscal year ended December 31, 1995. None of the options held at fiscal year-end set forth below were in the money at December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES


                                 NUMBER OF UNEXERCISED OPTIONS
                                     AT FISCAL YEAR END (1)
                                 ------------------------------
             NAME                 EXERCISABLE    UNEXERCISABLE
- -------------------------------  -------------  ---------------
James R. Appleby, Jr.               232,700         160,000
Terry A. Fuller                      91,033         101,667
Ewald Lehrmann                       47,333          36,867
Michael R. Stewart                   41,033          38,667
Davis Woodward                       31,933          40,267

- ------------------
(1) The average weighted exercise price for the aggregate unexercised options set forth in the table above is as follows for each of the named persons:
    Mr. Appleby--$5.23; Dr. Fuller--$3.88; Mr. Lehrmann--$4.49; Mr. Stewart--$4.35; and Mr. Woodward--$4.14.

EMPLOYMENT AND OTHER AGREEMENTS

     In August 1996, the Company entered into an employment agreement with W. Keith Stoneback pursuant to which Mr. Stoneback will serve as the Company's President and Chief Executive Officer through December 31, 1999 and, thereafter, for successive one-year terms absent at least three months' prior written notice of termination by either party. Mr. Stoneback's annual base salary under the agreement is $225,000, and he will be eligible for a bonus of up to 50% of base salary pursuant to a program to be developed by the Board of Directors based on objective criteria related to the Company's results of operations. If Mr. Stoneback's employment is terminated by the Company without cause during the initial or any renewal term of the agreement (other than following a change in control as described below), Mr. Stoneback will be entitled to severance benefits equal to continuation of his base salary, health, disability and life insurance for a one-year period and the right to exercise options which are not then exercisable but would have become exercisable on the next anniversary of the agreement. If Mr. Stoneback's employment is terminated without cause within three months following a change in control, Mr. Stoneback will be entitled to severance benefits equal to continuation of his base salary and his health, disability and life insurance for a period of eighteen months, subject to mitigation in the last six months of such period, and the right to exercise any options granted under the agreement which are not otherwise exercisable. Mr. Stoneback was also granted options to purchase 300,000 shares of the Company's Common Stock at the market price. The Company provides long term disability insurance equal to 60% of Mr. Stoneback's base salary, a $1 million life insurance policy and automobile, vacation and other insurance benefits as are available to the Company's other senior executive officers. During the term of the agreement and for a period of one year thereafter, Mr. Stoneback is prohibited from competing with the Company in any respect, interfering with the Company's business relationships or soliciting business from the Company's customers.

     Also in August 1996, the Company entered into an agreement with James R. Appleby, Jr. pursuant to which Mr. Appleby resigned as President, Chief Executive Officer and a director of the Company, but agreed to remain available at Mr. Stoneback's request through December 31, 1996. Mr. Appleby will continue to receive his current base salary of $225,000 and health, disability and life insurance, together with the fringe benefits as are made available to the Company's senior executive officers, through December 31, 1996. Thereafter, for a period of one year, Mr. Appleby will receive as severance benefits his base salary and the continuation of his health, disability and life insurance. In addition, Mr. Appleby as of December 31, 1996 shall be entitled to exercise those options which were not then exercisable but which would have become exercisable by May 11, 1997, the anniversary date of his employment agreement, and all options which are exercisable as of December 31, 1996 shall remain exercisable through December 31, 1997.

     Effective in May 1996, the Company and Mr. Lehrmann entered into an agreement pursuant to which Mr. Lehrmann's employment was terminated and he received as severance benefits, as contemplated by the Company's severance program as described below, his base salary and life insurance for one year and, unless he becomes entitled to comparable coverage from a new employer, his health, dental and supplemental life insurance for the same one-year period. All options held by Mr. Lehrmann shall continue to become exercisable through the one-year severance period in accordance with their terms, and any options which are otherwise exercisable may be exercised through the end of the one-year severance period.

     In June 1992, the Company adopted a severance benefits program for certain key employees, including Messrs. Fuller, Lehrmann, Stewart and Woodward. Under the terms of this program, a participant whose employment is terminated by the Company other than for cause and other than following a change in control is entitled to continue receiving his then-current base salary and coverage under the medical, dental, supplemental life and supplemental disability insurance policies, if any, being provided at the time of termination for a specified period, with the obligation to provide such insurance coverage terminating in the event the participant is provided substantially the same coverage from a new employer. Each of Messrs. Fuller, Stewart and Woodward is entitled to continue receiving such base salary and insurance coverage for a period of one year under the foregoing circumstances and, as noted above, Mr. Lehrmann was likewise entitled to receive such benefits for a one year period. In addition, if, within two years following a change in control of the Company, a participant's employment is terminated without cause or the participant resigns following
(a) the relocation of his principal business location, (b) a significant reduction in the duties or responsibilities from those existing prior to the change in control or (c) a reduction in his then-current base salary, then, in any such event, the participant is also entitled to continue receiving his then-current base salary and coverage under the aforementioned insurance program (subject to the restriction described above) for a specified period. Mr. Fuller is entitled to continue receiving his base salary for a period of 18 months under such circumstances and Messrs. Stewart and Woodward are entitled to continue receiving their respective base salaries for a period of 12 months under such circumstances. In addition, under such circumstances, each of Messrs. Fuller, Stewart and Woodward is also entitled to continue receiving the aforementioned insurance coverages for a period of 12 months, and all unvested options which they hold become exercisable in full and all outstanding options remain exercisable for the lesser of five years or the remaining scheduled term thereof.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of the three outside directors listed at the end of this report. None of the members of the Compensation Committee has any interlocking relationships with Company executives that would call into question their independence as Committee members.

     This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting compensation actions taken by the Company. The Committee approves all compensation awarded to the chief executive officer and the four other named executive officers.

  Compensation Philosophy and Objectives

     The Company's executive compensation program has been designed to:

     o support a pay-for-performance philosophy that differentiates compensation amounts based on both corporate and individual performance;

     o provide market-competitive compensation opportunities;

     o reward executives for long-term strategic management and the enhancement of stockholder value through delivering appropriate ownership in the Company; and

     o attract top talent and retain and motivate key executives whose abilities are critical to the long-term success and competitiveness of the Company.

  Executive Compensation Components

     To meet the above-stated compensation objectives, the Company has structured a compensation program comprised of base salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives.

     Historically, base salaries for executives were targeted to be very competitive with other technology-based companies with revenues of $50-$100 million. In 1996, the Committee determined to align base salaries to be more competitive with technology-based companies with revenues comparable to the Company's. Individual salaries are considered for adjustment annually; adjustments are based upon the general movement in external salary levels, individual performance and potential, and/or changes in duties and responsibilities. Excluding the chief executive officer, whose compensation is discussed in greater detail below, the base salary increases for the named executives effective for 1996 averaged 3.4%.

     The annual incentive awards, as governed by the Executive Staff Bonus Program adopted in November 1991, are dependent primarily upon the financial performance of the Company relative to pre-established targets and secondarily on the personal performance of the executive. Specifically, executives are eligible to receive a bonus (the 'Bonus Opportunity') calculated as a percentage of their base salaries. The percentage of base salary which determines the Bonus Opportunity is determined by multiplying the percentage of budgeted operating income attained at year-end by a percentage, based on the executive officer's position, ranging from 30% to 50%. Of the Bonus Opportunity, 60% is paid if the Company attains at least 70% of the budgeted operating income and

40% is payable at the discretion of the Committee, in consultation with the chief executive officer, based on an assessment of the personal performance of the executive during the year. The Committee, without the chief executive officer's consultation, assesses the personal performance of the chief executive officer. The budgeted operating income goal is reviewed and approved by the Board of Directors at the beginning of the fiscal year. For 1995, the Committee did not award any bonuses to the named executives under the Executive Staff Bonus Program due to the Company's overall performance and as part of the Company's continuing effort to reduce expenditures.

     The long-term incentive opportunities are designed to link the interests of the executive with those of the stockholders. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of these stock options is tied to the future performance of the Company's stock.

     The Committee has approved a plan of targets for annual stock option grants for the executive staff through 1996. The actual grants have been based on the Company's financial performance and an assessment of the individual executive's performance. However, the Committee retained the flexibility to vary from the targets in the event it believed it appropriate to do so and has exercised this flexibility where it believed additional incentives through option grants were appropriate.

  Chief Executive Officer Compensation

     The specific compensation actions for Mr. Appleby were as follows:

     o No bonus was awarded for services rendered in fiscal year 1995.

     o Mr. Appleby received a grant of options to purchase 50,000 shares on March 4, 1996 based on services rendered for fiscal year 1995.

     o Effective on January 30, 1996, Mr. Appleby's base salary was reduced from $281,960 to $225,000.

     While external market conditions continue to contribute to the Company's overall performance, the Committee determined to reduce Mr. Appleby's base salary to a level which it believed to be more competitive with compensation levels for companies with revenue levels comparable to those of the Company. For the same reasons, coupled with the Company's continuing effort to reduce expenditures, no bonus was awarded for 1995.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code placed limits on corporate tax deductibility for compensation paid to certain executive officers. The Compensation Committee has carefully considered the impact of this provision to the compensation awarded to those executive officers during 1994. The Committee has determined that compensation paid to executive officers under current plans would be less than the $1 million limit and, therefore, deductible for Federal income tax purposes.

     Submitted by the Compensation Committee:

Sheldon M. Bonovitz, Esq.        Richard J. DePiano        Jay L. Federman, M.D.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of cumulative total return since January 1, 1991 among the Company, the Nasdaq Composite Index and a peer group selected by the Company. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1991 in each of the Company, the Nasdaq Composite Index and a weighted index of the issuers in the peer group described below.

     In the printed version there is a graph with the following information:

                                 INDEXED RETURNS

Years Ending                     Dec. 90    Dec. 91    Dec. 92    Dec. 93    Dec. 94    Dec. 95
- ------------                     -------    -------    -------    -------    -------    -------
Surgical Laser Tech Inc            100      $ 28.08    $ 30.82    $ 13.35    $ 11.64    $  6.85
CRSP NASDAQ Index Composite        100       160.48     186.75     213.08     208.25     294.42
Peer Group                         100       129.51      96.87      82.26      54.39      84.03

- --------------

(1) In 1993, the Company defined its peer group for purposes of this performance graph to be all publicly traded companies with a Standard Industrial Classification Code of 3845 (electromedical apparatus) having market capitalization as of December 31, 1992 ranging from $20 million to $100 million, with the exception of three such companies--Future Medical Products, Inc., Biocontrol Technology, Inc. and Microterra, Inc.--whose performance in 1991 reflected an extreme fluctuation. Management of the Company believes that inclusion of these three companies would have reduced the meaningfulness of the comparative data presented in the performance graph. Except as noted below with respect to certain periods during which certain companies ceased independent operations or were no longer public companies, the Company continues to use as its peer group the companies that met the criteria set forth above, which are: Advanced NMR Systems, Inc., American Medical Electronics, Inc. (used through December 31, 1994), American Dental Technologies, Inc., Arrythmia Research Technology, Inc., Bio-Logic Systems Corp., Biomagnetic Technologies, Inc., Birtcher Medical Systems Inc. (used through December 31, 1994), Candela Corp., Criticare Systems Inc., Fonar Corp., Imatron Inc., Interspec Inc. (used through December 31, 1993), Laser Industries Ltd., Laser Photonics Inc. (used through December 31, 1994), Laserscope, Lunar Corporation, Medstone International Inc. (formerly Cytocare, Inc.), Non-Invasive Monitoring Systems, Inc., Q-Med, Inc., Somanetics Corporation, Trimedyne, Inc., Valley Forge Scientific Corp., Vital Heart Systems Inc. (used through December 31,
    1994), and Work Recovery, Inc.

                           APPROVAL OF THE AMENDMENT

                          TO THE EQUITY INCENTIVE PLAN

GENERAL

     In March 1990, the Executive Committee of the Company's Board of Directors adopted the Equity Incentive Plan to supplement the Company's 1986 Incentive Stock Option Plan and 1986 Non-Qualified Stock Option Plan because options to purchase substantially all of the shares reserved for issuance thereunder had been granted and to provide greater flexibility to the Compensation Committee in making equity-based awards. The stockholders of the Company approved the Equity Incentive Plan in May 1990. A total of 1,800,000 shares of Common Stock are currently reserved for issuance under the Equity Incentive Plan. The Equity Incentive Plan permits the granting of options to purchase Common Stock of the Company, including options intended to qualify as incentive stock options under
Section 422A of the Code ('Incentive Options') and options not intended to qualify ('Non-Qualified Options') and restricted stock awards ('Awards') to officers and employees of and consultants to the Company and its Subsidiaries, including directors of the Company who are also officers or employees of the Company.

PROPOSAL

     At the Annual Meeting, the stockholders entitled to vote are being asked to approve and adopt an amendment to the Equity Incentive Plan to increase the number of shares reserved for issuance thereunder from 1,800,000 to 2,100,000. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE 'FOR' ADOPTION OF THE AMENDMENT TO THE EQUITY INCENTIVE PLAN.

NEW PLAN BENEFITS

     No specifically determined benefits will be received, if the proposed amendment to the Equity Incentive Plan is approved, by: (a) the persons named in the Summary Compensation Table above; (b) all executive officers of the Company as a group; (c) all current directors who are not executive officers as a group and (d) all employees, including all current officers who are not executive officers, as a group. However, the additional 300,000 shares which will be available for the grant of options under the Plan if the proposed amendment is approved will be eligible to be the subject of grants to employees, including executive officers, of and consultants to the Company.

PURPOSE

     The purposes of the Equity Incentive Plan are to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to those officers, employees and consultants who are responsible for the management and business affairs of the Company, which will enable them to participate directly in the appreciation of the value of the Company's Common Stock.

ADMINISTRATION

     The Equity Incentive Plan is administered by the Compensation Committee, which consists of at least three directors who are not employees of the Company. The Compensation Committee is authorized to select from among the eligible employees and consultants those individuals to whom options or Awards are to be granted and to determine the number of shares to be subject to, and the terms and conditions of, the options or Awards. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Incentive Plan and the interpretation of options or Awards. The interpretation and construction of any provision of the Equity Incentive Plan or any options or Awards granted thereunder is within the sole discretion of the Compensation Committee, whose determination is final and conclusive.

ELIGIBILITY

     The Equity Incentive Plan provides that options or Awards may be granted to officers and employees (including officers and employees who also serve as directors) of and consultants to the Company or any subsidiary of the Company. Incentive Options may be granted only to employees. The Compensation Committee selects the grantees and determines the number of shares to be subject to each option or Award. As of September 6, 1996, approximately 110 employees and consultants were eligible to participate in the Equity Incentive Plan.

TERMS OF OPTIONS

     The terms of options granted under the Equity Incentive Plan are determined by the Compensation Committee at the time of granting an option. Each option granted under the Equity Incentive Plan is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions.

     Exercise of Options. The Compensation Committee determines on the date of grant when options granted under the Equity Incentive Plan become exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. The acceptable methods of payment for shares to be issued upon exercise of an option are set forth in the option agreement but may include cash, check, an exchange of shares of the Company's Common Stock valued at their then fair market value or such other consideration as determined by the Compensation Committee and as permitted under the Delaware General Corporation Law.

     Exercise Price. The exercise price of options granted under the Equity Incentive Plan is determined by the Compensation Committee. The exercise price of Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date the option is granted and the exercise price of Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant. However, in the case of Incentive Options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company, the exercise price must not be less than 110% of the fair market value on the date of grant. For so long as the Company's Common Stock is traded on the Nasdaq Stock Market or listed on a stock exchange, the fair market value per share will be closing price on such system or exchange on the date of grant.

     Termination of Employee or Consultant Relationship. If the optionee ceases to serve as an employee of or consultant to the Company for any reason (other than death, retirement or total and permanent disability), options may be exercised within three months (or such other period of time as is determined by the Compensation Committee) after such termination, but only to the extent the options were exercisable on the date of termination.

     Death, Retirement or Disability. If an optionee is unable to continue to serve as an employee of or consultant to the Company as a result of death, retirement or total and permanent disability, options may be exercised by the optionee or his successor at any time within one year (or such other period of time as is determined by the Compensation Committee) from the date of death, retirement or disability, but only to the extent the options were exercisable on such date.

     Term and Termination of Options. Options expire ten years from the date of grant, unless a shorter period is provided in the option agreement. An Incentive Option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the total combined voting power of all classes of stock of the Company may not have a term of more than five years. No option may be exercised by any person after the expiration of its term.

     Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his lifetime or, in the event of his death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the optionee's death.

     Acceleration of Options. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company into another corporation, in the discretion of the Compensation Committee, outstanding options may become immediately exercisable in full. The Compensation Committee may, in its discretion in such instances, declare that any outstanding option will terminate as of a date fixed by the Compensation Committee and give each optionee the right to exercise his option as to all shares subject to option.

     Other Provisions. The option agreements may contain such other terms, provisions and conditions not inconsistent with the terms of the Equity Incentive Plan as may be determined by the Compensation Committee.

RESTRICTED STOCK AWARDS

     The Equity Incentive Plan permits the grant of Awards, which are restricted Common Stock bonuses that vest at such time or times and on such terms, conditions and performance criteria as the Compensation Committee may determine. Shares awarded as Awards will be issued in the name of the grantee and will be delivered to the grantee, or an escrow holder, if any, as soon as reasonably practicable after the Award is made and after the grantee has executed an award agreement and any other documents that the Compensation Committee in its discretion may require, without the payment of any cash consideration by the grantee. Upon delivery, the grantee, or escrow holder, if any, will have all rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions with respect to the shares. Such shares may not be sold, transferred, otherwise disposed of or pledged until they become vested. Upon termination of the grantee's employment, all such shares that are not then vested will automatically be forfeited and transferred to the Company at no cost to the Company. The Compensation Committee may also impose other restrictions and conditions on the shares. The Compensation Committee may accelerate the vesting of shares in its discretion and on such other terms or conditions as it deems appropriate.

ADJUSTMENTS IN CAPITALIZATION

     The Equity Incentive Plan provides that the Compensation Committee will make appropriate and equitable adjustments in the number and kind of shares that may be issued on the exercise of options or Awards to maintain optionees' and grantees' proportionate interest in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend, spin-off or combination of shares. Such adjustment to an outstanding option will be made without change in the total price applicable to the option or the unexercised portion thereof, except that any such adjustment with respect to an Incentive Option will be made in such manner as not to constitute a 'modification' as defined in Section 425 of the Code.

AMENDMENT AND TERMINATION

     The Equity Incentive Plan is not limited in duration, except that no option or Award may be granted under the Equity Incentive Plan after March 23, 2000. Without stockholder approval, no amendments may be made to the Equity Incentive Plan to extend this date, to increase the limit on the aggregate number of shares subject to the Equity Incentive Plan, except to reflect adjustments in capitalization as described herein, to extend the term of an option beyond ten years from the date of its grant or to change the minimum option price. In all other respects, the Equity Incentive Plan can be amended, modified, suspended or terminated by the Compensation Committee.

FEDERAL INCOME TAX CONSEQUENCES

     The Equity Incentive Plan is not qualified under Section 401(a) of the Code. The following description, which is based on existing laws, sets forth certain of the federal income tax consequences of options and Awards under the Equity Incentive Plan. This description may differ from the actual tax consequences of participation in the Equity Incentive Plan.

     A grantee receiving an option will not have taxable income upon the grant of the option. In the case of Non-Qualified Options, the optionee will recognize ordinary income upon the exercise of the Non-Qualified Option in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. When the shares are sold, the grantee will generally recognize capital gain or loss equal to the difference between (i) the selling price of the shares and (ii) the sum of the option price and the amount included in his income when the option was exercised.

     Incentive Options granted under the Equity Incentive Plan are intended to qualify as 'incentive stock options' under Section 422A of the Code. A purchase of shares upon exercise of an 'incentive stock option' will not result in recognition of income at that time. However, the excess of the fair market value of the shares purchased over the exercise price will constitute an item of tax preference. This preference will be included in the optionee's computation of his 'alternative minimum tax.' However, generally, there will be no item of tax preference if the stock is disposed of in the same taxable year in which the Incentive Option is exercised.

     If the optionee does not dispose of the shares issued to him upon the exercise of an Incentive Option within one year of such issuance or within two years from the date of the grant of such Incentive Option, whichever is later, then any gain or loss realized by the optionee on a later sale or exchange of such shares generally will be a long-term capital gain or long-term capital loss. If the optionee sells the shares during such period, the sale will be referred to as a 'disqualifying disposition.' In that event, the optionee will recognize ordinary income for the year in which the disqualifying disposition occurs equal to the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise of such Incentive Option or the amount realized from such sale exceeded the amount the optionee paid for such shares. Any additional gain realized generally will be capital gain, which will be long-term or short-term depending on the holding period for the shares. If the optionee disposes of the shares by gift during such period, the transfer will be treated as a disqualifying disposition subject to the rules described herein.

     If the purchase price upon exercise of an option is paid with shares already owned by the optionee, generally no gain or loss will be recognized with respect to the shares used for payment, and the additional shares received will be taxed as described herein. However, if payment of the purchase price upon exercise of an Incentive Option is made with shares acquired upon exercise of an Incentive Option before the shares used for payment have been held for the two-year or one-year period described herein, use of such shares as payment will be treated as a 'disqualifying disposition' of the shares used for payment subject to the rules described herein.

     Unless a Section 83 election is made, a grantee receiving an Award will not have taxable income upon the receipt of the restricted stock but generally will recognize ordinary income when the shares are no longer subject to forfeiture upon termination of employment. If a Section 83 election is made, ordinary income will be recognized at the time the Award is received. In such event, however, if the shares are later forfeited upon termination of employment, no deduction is allowed with respect to such forfeiture. The amount of such ordinary income will be the fair market value of the shares at the time income is recognized.

     Any gain or loss recognized upon the sale of shares acquired pursuant to an Award will generally be treated as capital gain or loss and will be long-term or short-term depending upon the holding period of the shares.

     The Company will be entitled to a tax deduction in connection with an option or Award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the grantee and at the time such grantee recognizes such income provided the applicable withholding requirements are met. The federal, state and local income tax consequences to any particular taxpayer will depend upon his individual circumstances. In addition, various tax legislative proposals are introduced in the Congress from time to time, and it is not possible to predict which of the various proposals introduced will be enacted into law, the form in which they finally may be enacted, the effective dates thereof or the effect on the tax consequences of participation in the Equity Incentive Plan.

                              CERTAIN TRANSACTIONS

     Sheldon M. Bonovitz, a director of the Company, is a partner of Duane, Morris & Heckscher, which serves as the Company's primary legal counsel.

     Kontron Instruments Holding N.V., which owns more than 5% of the Company's outstanding Common Stock, has affiliates that serve as the Company's distributors throughout most of Europe. During 1995, total sales by the Company to such affiliates were $792,000. Vincenzo Morelli, a director of the Company, is the Chief Executive Officer and a director of Kontron Instruments.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 29, 1996. The affirmative vote of the holders of a majority of the outstanding Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Arthur Andersen LLP was engaged by the Company in 1988 and has audited the Company's financial statements for each fiscal year since the fiscal year ended January 1, 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the Annual Meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

                                          By Order of the Board of Directors,

                                          Davis Woodward
                                          Secretary

Dated: September 10, 1996

                                                                APPENDIX A


             SURGICAL LASER TECHNOLOGIES, INC. EQUITY INCENTIVE PLAN


1. Purpose. The purpose of the Surgical Laser Technologies, Inc. Equity Incentive Plan (the "Plan") is to further the growth, development and financial success of Surgical Laser Technologies, Inc. (the "Company") and any subsidiary by providing additional incentives to those officers, key employees and consultants who are responsible for the management of the business affairs of the Company and any subsidiary, and which will enable them to participate directly in the growth of the capital stock of the Company. The Company intends that the Plan will facilitate securing, retaining, and motivating management employees and consultants of high caliber and potential.

2. Administration. The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). The Committee shall be elected pursuant to the Bylaws of the Company and no member thereof shall have been eligible to participate in the Plan in the year preceding his appointment or be eligible for awards while serving on the Committee. The Committee shall have full and final authority, in its sole discretion, to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees and consultants to whom awards shall be made under the Plan; to determine the type of awards to be made and the amount, size and terms of each such award; to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

3. Stock Subject to the Plan. The shares that may be issued under the Plan shall not exceed in the aggregate 2,100,000 shares of common stock, par value $.01, of the Company (the "Common Stock"). Such shares may be authorized and unissued shares or shares issued and subsequently reacquired by the Company. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan.

4. Eligibility to Receive Awards. Persons eligible to receive awards under the Plan shall be limited to those consultants and to those officers and other employees of the Company and any subsidiary (as defined in Section 425 of the Internal Revenue Code of 1986 (the "Code"), or any amendment or substitute thereto), who may also be directors and who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company and any subsidiary. Directors of the Company, who are not also officers or employees of the Company or any subsidiary, shall not be eligible to participate in the Plan. Moreover, consultants shall not be eligible to be awarded stock options which are intended to qualify as incentive stock options within the meaning of
        Section 422A of the Code or any amendment or substitute thereto ("Incentive Stock Options").

5. Form of Awards. Awards may be made at any time and from time to time by the Committee in the form of stock options to purchase shares of Common Stock of the Company, restricted stock or any combination thereof. Stock options may be options which are intended to qualify as Incentive Stock Options or options which are not intended to so qualify ("Nonqualified Stock Options").

6. Stock Options. Stock options for the purchase of Common Stock ("Options") shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time and which shall contain in substance the following terms and conditions:

        (a) Type of Option. Each option agreement shall identify the Options represented thereby as Incentive Stock Options or Nonqualified Stock Options, as the case may be.

        (b) Option Price. Subject to the limitation set forth in Section 6(g)(ii), the purchase price of Common Stock subject to an Incentive Stock Option shall not be less than 100% of the fair market value of such stock on the date the Option is granted, as determined by the Committee, but in no event less than the par value of such stock. The purchase price of the Common Stock subject to a Nonqualified Stock Option shall not be less than 85% of the fair market value of such stock on the date the Option is granted, as determined by the Committee. For this purpose, fair market value on any date shall mean the closing price of the Common Stock, as reported in the Wall Street Journal (or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System), or if the Common Stock is not reported by NASDAQ, the fair market value shall be as determined by the Committee pursuant to Section 422A.

        (c) Exercise Term. Each option agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Option shall be exercisable after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

        (d) Exercise and Payment for Shares. Options may be exercised in whole or in part, from time to time, by giving written notice of exercise to the Secretary or his office, specifying the number of shares to be purchased. The purchase price of the shares with respect to which an Option is exercised shall be payable in full with the notice of exercise in cash, Common Stock at fair market value, or a combination thereof, as the Committee may determine from time to time and subject to such terms and conditions as may be prescribed by the Committee for such purpose.

        (e) Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934 (the "Exchange Act"), the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

        (f) Rights Upon Termination of Employment. In the event that an optionee ceases to be an employee of the Company or any subsidiary for any reason other than death, retirement, as hereinafter defined, or disability (within the meaning of Section 72(m)(7) of the Code or any substitute therefor), the optionee shall have the right to exercise the Option during its term within a period of three months after such termination to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. In the event that an optionee dies, retires or becomes disabled prior to the expiration of his Option and without having fully exercised his Option, the optionee or his successor shall have the right to exercise the Option during its term within a period of one (1) year after termination of employment due to death, retirement or disability to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee. As used in this Section 6(f), "retirement" means a termination of employment by reason of an optionee's retirement at or after his earliest permissible retirement date pursuant to and in accordance with his employer's regular retirement plan or personnel practices.

        (g) Nontransferability. Each option agreement shall state that the Option is not transferable other than by will or by the laws of descent and distribution, and that during the lifetime of the optionee the Option is exercisable only by him.

        (h) Incentive Stock Options. In the case of an Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such Option as a tax-favored option (within the meaning of Section 422A of the Code or any amendment or substitute thereto or regulation thereunder) including without limitation, each of the following, except that any of these provisions may be omitted or modified if it is no longer required in order to have an option qualify as a tax-favored option within the meaning of Section 422A of the Code or any substitute therefor:

                (i) The aggregate fair market value (determined as of the date the Option is granted) of the Common Stock with respect to which Incentive Stock Options are first exercisable under the terms of the option agreement by any employee during any calendar year (under all plans of the Company) shall not exceed $100,000; and

                (ii) No Incentive Stock Option shall be granted to any employee if at the time the Option is granted the individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or its subsidiaries unless at the time such Option is granted the option price is at least 110 percent of the fair market value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date of grant.

        (i) Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become and who do concurrently with the grant of such options become employees of the Company or a subsidiary as a result of a merger or consolidation of the employing corporation with the Company or a subsidiary, or the acquisition by the Corporation or a subsidiary of the assets of the employing corporation, or the acquisition by the Company, or a subsidiary of stock of the subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Section 6 of the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

7. Restricted Stock Awards. Restricted stock awards under the Plan shall consist of shares of Common Stock free of any purchase price or for such purchase price as may be established by the Committee, restricted against transfer, subject to forfeiture, and subject to such other terms and conditions as are intended to further the purpose of the Plan, and shall be evidenced by a written restricted stock agreement in such form not inconsistent with this Plan as the Committee shall approve from time to time, which agreement shall contain in substance the following terms and conditions:

        (a) Restriction Period. Shares awarded pursuant to this Plan shall be subject to such terms, conditions and restrictions, including without limitation, prohibitions against transfer, substantial risks of forfeiture and attainment of performance objectives for such period or periods as shall be determined by the Committee. The Committee shall have the power to permit, in its sole discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to the participant.

        (b) Restriction Upon Transfer. Restricted stock and the right to vote such shares and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing and except as otherwise provided in the Plan, the participant shall have all other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

        (c) Certificates. Each certificate issued in respect of shares of restricted stock awarded to a participant shall be deposited with the Company or its designee and shall bear the following legend:

                         This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Surgical Laser Technologies, Inc. Equity Incentive Plan and an Agreement entered into between the registered owner and Surgical Laser Technologies, Inc. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Agreement, a copy of each is on file in the office of the Secretary of Surgical Laser Technologies, Inc.

        (d) Lapse of Restrictions. Each restricted stock agreement shall also specify the terms and conditions upon which any restrictions upon shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, a certificate for shares of Common Stock free of the restrictive legend shall be issued to the participant or his legal representative.

        (e) Termination Prior to Lapse of Restrictions. In the event of a participant's termination of employment prior to the lapse of restrictions as determined pursuant to the provisions of subparagraph (d), above, all shares as to which there still remains unlapsed restrictions shall be forfeited by such participant to the Company without payment of any consideration by the Company, and neither the participant nor any successors, heirs, assigns, or personal representatives of such participant shall thereafter have any further rights or interest in such shares or certificates.

8. Date of Grant. The date on which an award shall be deemed to have been granted under this Plan shall be the date of the Committee's authorization of the award or such later date as may be determined by the Committee at the time the award is authorized. Notice of the determination shall be given to each individual to whom an award is so granted within a reasonable time after the date of such grant.

9. General Restrictions. Each award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that
        (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange, including the NASDAQ National Market System, or under any state or federal law, or
        (ii) the consent or approval of any government regulatory body, or
        (iii) an agreement by the recipient of an award with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of shares of Common Stock thereunder, such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

10. Single or Multiple Agreements. Multiple forms of awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee in its sole discretion.

11. Rights of a Shareholder. The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued and delivered to him.

12. Right to Terminate Service. Nothing in the Plan nor in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the service of the Company or any subsidiary as an employee or consultant or affect any right which the Company or any subsidiary may have to terminate the employment or consulting relationship with such participant.

13. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements. If and to the extent authorized by the Committee, in its sole discretion, an optionee may make an election, by means of a form of election to be prescribed by the Committee, to have shares of Common Stock which are acquired upon exercise of an Option withheld by the Company or to tender other shares of Common Stock or other securities of the Company owned by the optionee to the Company at the time of exercise of an Option to pay the amount of tax that would otherwise be required by law to be withheld by the Company as a result of any exercise of an Option from amounts payable to such optionee, subject to the following limitations:

        (i)         such election shall be irrevocable;

        (ii) such election shall be subject to the disapproval of the Committee at any time;

        (iii) if the optionee is a director, officer, or 10% stockholder (an "Insider"), such election may not be made within six months of the grant date of the Option the exercise of which resulted in the tax withholding obligation (except that this limitation shall not apply in the event of death or disability of such person occurring prior to the expiration of the six-month period); and

        (iv) if the optionee is an Insider, such election must be made either (a) six months prior to the date that the amount of tax to be withheld upon such exercise is determined or
                    (b) in any ten-day period beginning on the fourth business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

        Any securities so withheld or tendered will be valued by the Committee as of the date of exercise.

14. Non-Assignability. No award under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Committee may approve. During the life of the recipient such award shall be exercisable only by such person or by such person's guardian or legal representative.

15. Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards, and the agreements evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan whether or not such persons are similarly situated.

16. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

        In the event of the proposed dissolution or liquidation of the

        Company, each outstanding Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that each outstanding Option shall terminate as of a date fixed by the Committee and give each optionee the right to exercise his Option as to all or any part of the optioned Common Stock, including shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company or any subsidiary, or the merger of the Company or any subsidiary with or into another corporation, the affected Options shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, provided that the successor corporation consents to such assumption or substitution. Moreover, the Committee may determine, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the affected optionees shall have the right to exercise their Options as to all of the optioned Common Stock, including shares as to which the Option would not otherwise be exercisable. If the Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

17. Amendment. The Committee may terminate or amend the Plan at any time, except that without shareholder approval the Committee may not increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to Section 16 hereof), extend the maximum period during which any Option may be exercised pursuant to Section 6(c) hereof, extend the term of the Plan or change the minimum option price. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect his rights under an award previously granted.

18. Affect on Other Plans. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company or any subsidiary. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company or any subsidiary unless specifically provided.

19. Duration of the Plan. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Company or is approved by the Company's shareholders.

20. Forfeiture for Dishonesty. Notwithstanding anything to the contrary in this Plan, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Company and any participant, that the participant has been engaged in fraud, embezzlement, theft, commission of a felony or other dishonest conduct in the course of his employment by the Company or any subsidiary which damaged the Company or any subsidiary or that the participant has disclosed trade secrets of the Company or any subsidiary, the participant shall forfeit all unexercised Options and rights, all restricted stock and all exercised Options or rights under which the Company has not yet delivered the certificates or cash. The decision of the Committee as to the cause of a participant's discharge and the damage done to the Company or any subsidiary shall be final. No decision of the Committee, however, shall affect the finality of the discharge of such participant by the Company or any subsidiary in any manner.

21. No Prohibition on Corporate Action. No provision of this Plan shall be construed to prevent the Company or any officer or director thereof from taking any corporate action deemed by the Company or such officer or director to be appropriate or in the Company's best interest, whether or not such action could have an adverse effect on the Plan or any options, rights or stock awards granted hereunder, and no participant or participant's estate, personal representative or beneficiary shall have any claim against the Company or any officer or director thereof as a result of the taking of such action.

22. Use of Proceeds. The proceeds received by the Company from the exercise of any stock option issued pursuant to the Plan or from the grant of any stock award under the Plan shall be used for general corporate purposes.

23. Indemnification. With respect to the administration of the Plan, the Company shall indemnify each present and future member of the Committee and the Board against, and each member of the Committee and the Board shall be entitled without further act on his part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee and the Board, whether or not he continues to be such member of the Committee and the Board at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee and the Board (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the

        Committee and the Board; or (ii) in respect of any matter in which any settlement is effected for an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee and the Board unless within 60 days after institution of any such action, suit or proceeding, he shall have offered the Company in writing the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and the Board and shall be in addition to all other rights to which such member of the Committee and the Board may be entitled as a matter of law, contract or otherwise.

24.     Miscellaneous Provisions.

        (a) No participant or other person shall have any right with respect to the Plan, the Common Stock reserved for issuance under the Plan or in any award, contingent or otherwise, until written evidence of the award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the award applicable to such recipient (and each person claiming under or through him) have been met.

        (b) No shares of Common Stock, other securities or property of the Company, or other forms of payment shall be issued hereunder with respect to any award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

        (c) It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3.

        (d) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan, and rights to the payment of awards shall be no greater than the rights of the Company's general creditors.

        (e) By accepting any award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

        (f) The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.


As proposed to be amended through August 12, 1996.

                       SURGICAL LASER TECHNOLOGIES, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 10, 1996
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Keith Stoneback and Davis Woodward,and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Surgical Laser Technologies, Inc., (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 on Thursday, October 10, 1996, at 10:00 A.M., local time, and at any adjournment thereof as follows:

                   (Continued and to be signed on other Side)



/X/ Please mark your
    votes as in this
    example.

   FOR all nominees listed                   WITHHOLD AUTHORITY
  at right except as marked                    to vote for the
      to the contrary                      nominees listed at right
           /  /                                     /  /

1. For the election of six directors, to serve until their successors are duly elected, as described in the accompanying Proxy Statement.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

Nominees:   Sheldon M. Bonovitz
            Richard J. DePiano
            Jay L. Federman
            Terry A. Fuller
            Vincenzo Morelli
            W. Keith Stoneback

2. PROPOSAL TO AMEND the Company's Equity Incentive Plan.
           FOR / /      AGAINST / /      ABSTAIN / /

3. PROPOSAL TO RATIFY appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 29, 1996.
           FOR / /      AGAINST / /      ABSTAIN / /

   The Board of Directors recommends a vote FOR the election of the nominees listed at left and FOR proposals 2 and 3.

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the election of the nominees for director and FOR proposals 2 and 3. PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.


SIGNATURE _______________________________    DATE _______________________

__________________________________________   DATE _______________________, 1996
        Signature if Held Jointly

Note: This proxy should be dated and signed by the stockholder exactly as his name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.